                                                                   EXHIBIT 10.68


                                December 1, 1999


Dr. Kenneth G. Kasses
41353 N. 106 Street
Scottsdale Arizona 85262


Dear Ken:

         This letter agreement confirms the terms of the termination of your employment with Genta Incorporated ("Genta" or the "Company").

         1. As of the Termination Date (as defined below), all existing employment agreements between you and Genta whether oral or written (including but not limited to, your letter agreement entered into with Genta on September 4, 1997 (the "Agreement")), are hereby terminated.

         2. Your employment as Chief Executive Officer, President and Chairman of the Board of Directors of Genta (the "Board of Directors") shall terminate effective December 1, 1999 (the "Termination Date"). You represent that you do not have any claim, action, or pending proceeding against Genta and that there is no existing basis for any claim action or proceeding against Genta.

         3. Except as necessary to enforce the terms of this letter agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, you hereby release Genta from any and all manner of claims, demands, causes of action, obligations, damages or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which you have or may have for any period prior to and including the date of the execution of this letter agreement, including, but not limited to, any claim of defamation, wrongful discharge, breach of contract, claims for unpaid wages, claims under the Agreement and claims of discrimination under the Age Discrimination in Employment Act of 1967 or any other federal, state or local laws, and any claim for attorneys' fees or costs.

         4. In full consideration for your agreements set forth in this letter agreement:

                  (a) Genta will continue to pay your base salary through November 30, 2000. Such payments shall be made in accordance with Genta's normal payroll practices, and all applicable withholdings for federal, state and local income taxes, Social Security and all other customary withholdings will be made.

                  (b) Genta will enter into an amendment to your stock option agreement in the form attached hereto as Exhibit A.

                  (c) Except as provided in the letter agreement entered into between you and Genta dated September 4, 1997, to the extent permitted by the applicable insurance plans and by law, Genta will continue to provide you with medical insurance, dental insurance, life insurance and long-term disability insurance through December 31, 2000 in accordance with its benefit plans or programs. Genta reserves its right, in its sole discretion, to amend or terminate its benefit plans or programs at any time. To the extent Genta is unable to keep you enrolled in these insurance plans, Genta will reimburse you through December 31, 2000 for your COBRA payments for continued medical insurance and will, to the extent practicable, provide you with dental insurance, life insurance and long-term disability insurance through December 31, 2000 substantially comparable to what you would have had if you had continued in these plans.

                  (d) Genta will continue to provide you with voicemail and electronic mail access through February 29, 2000.

                  (e) Except as provided in this paragraph 4, you shall not be entitled to any sum of money or benefits from Genta.

         5. Ownership of Proprietary Information. (a) You confirm and agree that all information that has been, either prior to the Termination Date or at any time thereafter, created, discovered or developed by the Company, or any of its subsidiaries, affiliates, licensors, licensees, successors or assigns (each, an "Affiliate" and, collectively, the "Affiliates") (including, without limitation, information relating to the Company's business created, discovered, developed or made known to the Company or an Affiliate by you during your employment with the Company and information relating to the Company's customers, clients, suppliers, vendors, consultants, licensors and licensees) or information in which proprietary rights have been assigned, licensed or otherwise conveyed to the Company or any Affiliate, has been, is and shall be the sole property of the Company or such Affiliate, as applicable, and the Company or the Affiliate, as the case may be, has been, is and shall be the sole owner of all patents, patent applications, copyrights, copyright applications and other rights in connection therewith, including but not limited to, the right to make application for statutory protection of any kind in any country. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, data structures, know-how, show-how, improvements, Intellectual Property (as defined in Section 7), product concepts, specifications, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, copyright and trademark applications of any kind and information about the Company's or any Affiliate's employees and/or consultants (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

                  (b) You further confirm and agree that at all times, both prior to the Termination Date and thereafter, you have kept and will keep in strictest confidence and trust all Proprietary Information, and you have not used or disclosed and will not use or disclose any Proprietary Information or anything directly relating to it without the prior written consent of the Company or the Affiliates, as appropriate, except as may have been necessary prior to the Termination Date in the ordinary course of performing your duties as Chief Executive Officer, President and Chairman of the Board of Directors, or as may be necessary after the Termination Date in performing your duties as a member of the Board of Directors. You acknowledge that the Proprietary Information constitutes a unique and valuable asset of the Company and, as applicable, each Affiliate, acquired at great time and expense, which is secret and confidential and which has been or will be communicated to you, if at all, in confidence in the course of the performance of your duties, and that any disclosure or other use of the Proprietary Information other than for the sole benefit of the Company would be wrongful and could cause irreparable harm to the Company or an Affiliate.

                  (c) Notwithstanding the foregoing, you are free to use information which would otherwise be Proprietary Information, if such information is in the public domain not as a result of a breach of this letter agreement or the breach of any other duty owed to the Company by any third party.

                  (d) You recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. You confirm and agree that you have owed and will continue owe the Company and such third parties, both during the term of your employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, partnership, joint venture, corporation or other business entity (collectively, "Person") (except in a manner that is consistent with the Company's agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company's agreement with the third party), unless expressly authorized to act otherwise by the Board of Directors.

         6. Confidential Information. (a) You confirm and agree that, both prior to the Termination Date and thereafter, you have kept and will continue to keep in strictest confidence and trust and have not disclosed or made accessible, and will not use, disclose or make accessible, to any Person without the prior written consent of the Company, the Company's or any Affiliate's products, services and technology, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any Affiliate or any of its or their clients, consultants, suppliers, customers, vendors, licensors, licensees and other third parties including, without limitation, Proprietary Information (all the foregoing is referred to herein as the "Confidential Information"), except as required in connection with the performance of your duties to the Company. You confirm and agree that, both during your employment with the Company prior to the Termination Date and thereafter, (i) you have not used and will not use any such Confidential Information for yourself or any third parties; and (ii) you have not taken and will not take any material or reproductions embodying any Confidential Information from the Company's facilities (or any of the Affiliates' facilities) at any time, except as required in connection with the performance of your duties to the Company.

         Notwithstanding the foregoing, the parties agree that you are free to use information which would otherwise be Confidential Information, if such information is in the public domain not as a result of a breach of this letter agreement or the breach of any other duty owed to the Company by any Person.

                  (b) You confirm and agree that, except with prior written authorization by the Company, you have not disclosed or published and will not disclose or publish any of the

Confidential Information or any confidential, technical or business information of any other party to whom the Company or any of its Affiliates has owed or owes an obligation of confidence, at any time prior to the Termination Date and thereafter.

                  (c) Upon written notice by the Company, if you are no longer serving on the Company's Board of Directors, you shall promptly deliver to the Company, or, if requested by the Company, promptly destroy all written Confidential Information and any other written material containing Confidential Information (whether prepared by the Company, you or a third party). You agree not to retain any copies, extracts, summaries or other reproductions in whole or in part of such written Confidential Information (and you shall, upon request of the Company, certify such delivery or destruction to the Company in a written instrument reasonably acceptable to the Company and its counsel).

                  (d) In the event that you are requested or required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or any other process) to disclose all or any part of any Confidential Information, you will provide the Company with prompt notice of such request or requirement, as well as notice of the terms and circumstances surrounding such request or requirement, so that the Company, or, as applicable, one or more of its Affiliates, may seek an appropriate protective order or waive compliance with the provisions of this letter agreement. In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available steps to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, in the opinion of counsel reasonably acceptable to the Company, legally compelled to disclose Confidential Information, you may disclose that portion of such information which counsel advises you that you are legally compelled to disclose. In any event, you will use your best efforts to obtain, and will not oppose action by the Company (or, as applicable, one or more of its Affiliates) to obtain, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosure of any Confidential Information.

         7. Disclosure and Ownership of Intellectual Property. (a) You confirm and agree that, both prior to the Termination Date and thereafter, you have promptly disclosed and will promptly disclose to the Company, or any persons designated by the Company, all improvements, inventions (whether patentable or not), designs, ideas, works of authorship (whether copyrightable or not) copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about employees and/or consultants (including, without limitation, job performance of such employees and/or consultants), techniques, blueprints, sketches, records, notes, devices, drawings, specifications, know-how, data, data structures, patent applications, copyright applications and other applications for statutory protection of any kind in any country relating to the current or reasonably foreseeable business of the Company, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during the course of your employment prior to the Termination Date or thereafter in the performance of your duties as a director of the Company (collectively hereinafter referred to as the "Intellectual Property").

                  (b) You confirm and agree that all Intellectual Property above has been and shall be the sole property of the Company and to the extent permitted by law shall be

"works made for hire" as that term is defined in the United States Copyright Act (17 USCA, Section 101). The Company has been and shall be the sole owner of all patents, copyrights, trade secret rights and other Intellectual Property and all other rights in connection therewith. You hereby assign to the Company all right, title and interest you have or acquire in all Intellectual Property. You further agree to assist the Company in every proper way (but at the Company's expense) to obtain and confirm and from time to time enforce patents, copyrights or other rights in the Intellectual Property in any and all countries, and to that end you will execute all documents necessary:

         (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same on behalf of the Company; and

         (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

                  (c) Your obligation to assist the Company in obtaining, confirming and enforcing patents and copyrights for the Intellectual Property above in any and all countries shall continue beyond the Termination Date. The Company agrees to compensate you at a reasonable rate after the Termination Date for time actually spent by you at the Company's request on such assistance.

         8. Enforcement. You agree that the remedy at law for any breach or threatened breach of any covenant contained in Sections 5, 6 or 7 of this letter agreement would be inadequate and cause irreparable damage to the Company. In the event that you breach or threaten to breach any provisions of Sections 5, 6 or 7, in addition to any other rights which the Company may have at law or in equity, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in this letter agreement. In the event that an actual proceeding is brought in equity to enforce any of the provisions of Sections 5, 6 or 7, you shall not assert as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies, including without limitation monetary damages, which may be available to it.

         9. In executing this letter agreement, neither you nor Genta admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.

         10. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11. The unenforceability or invalidity of any provision or provisions of this letter agreement shall not render any other provision or provisions hereof unenforceable or invalid.

         12. This letter agreement constitutes the entire agreement between you and Genta and cannot be altered except in a writing signed by both you and Genta. You acknowledge that you entered into this letter agreement voluntarily, that you fully understand all of its provisions, and that no representations were made to induce execution of this letter agreement that are not expressly contained herein.

         13. The parties agree that any disputes concerning the interpretation or application of this letter agreement shall be governed by New York law, without regard to principles of conflict of law or where the parties are located at the time a dispute arises.

         14. You acknowledge that you have been afforded an opportunity to take at least (21) twenty-one days to consider this letter agreement and have been advised to consult with the attorneys of your choice prior to executing this letter agreement. You acknowledge that you have had an adequate opportunity to review this letter agreement before its execution. You further acknowledge that you will have a period of seven (7) calendar days following the execution and delivery of this letter agreement in which to revoke your consent (by delivering such written notice of revocation to Monica Lord, Esq. of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022 within such seven calendar days), and that this letter agreement will not become effective until the revocation period has expired.

         Please indicate your acceptance of the terms of this letter agreement by countersigning below and returning this letter agreement to me.


                                       Very truly yours,

                                       GENTA INCORPORATED


                                       By: ___________________________________
                                                 Mark C. Rogers, M.D.


Agreed and accepted as of the date first set forth above:


__________________________________
Dr. Kenneth G. Kasses